EXECUTIVE LONG-TERM COMPENSATION AGREEMENT


         THIS EXECUTIVE LONG-TERM COMPENSATION AGREEMENT is entered into this 11th day of January, 1999, to be effective as of the 1st day of January, 1998, by and between CARNIVAL CORPORATION ("Carnival") with its principal place of business located at 3655 N.W. 87th Avenue, Miami, Florida 33178, and MICKY ARISON (the "Individual").

                                 R E C I T A L S

         WHEREAS, the Individual is currently employed as the Chairman and Chief Executive Officer of Carnival;

         WHEREAS, Carnival wishes to provide long-term incentive and reward to the Individual for the continuation of his full-time employment with Carnival, in addition to the Individual's annual compensation consisting of a base salary and annual bonus; and

         WHEREAS, the Individual desires to continue in the employ of Carnival until his retirement in consideration for Carnival's payment of compensation for his services during the period prior to retirement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Carnival shall continue to employ the Individual as Chairman and Chief Executive Officer and the Individual shall continue to serve Carnival in such executive capacity until such employment is terminated by either party.

         2. Subject to the provisions of this Agreement, Carnival shall pay the Individual as long-term compensation, beginning January 1, 1998 and continuing during the term of his employment with Carnival, the stock compensation benefit described as follows ("Stock Compensation Benefit"):

         (A) Pursuant to the terms of Carnival's 1992 Stock Option Plan, the Individual shall receive in January of each year during the term of his employment (commencing effective January of 1998) an option to purchase 120,000 1/ shares of Carnival Corporation Common Stock (the "Stock Option Benefit"). For purposes of this Agreement, the exercise price of the options shall be the average of the high and low sales price of Common Stock on the New York Stock Exchange Corporate Tape on the date of the quarterly Board of Directors meeting held in January of each year (the "Grant Date"). Said options shall vest ratably over a five (5) year period as more particularly set forth in a Nonqualified Stock Option Agreement to be entered into annually substantially in the form attached hereto as Exhibit A.

         (B) Pursuant to the terms of Carnival's 1993 Restricted Stock Plan, the Individual shall receive annually on the Grant Date 60,000 2/ restricted shares of Carnival Corporation Common Stock (the "Restricted Stock Benefit"). Except as otherwise provided in Section 3 hereof, these shares shall vest on the fifth anniversary of the date of such annual grant.

         3. Notwithstanding anything herein to the contrary, no payment of any Stock Compensation Benefit shall be made, and all unvested options and restricted stock issued hereunder and all rights under the Agreement shall be forfeited, if any of the following events shall occur:

---------------
1 The number of shares has been adjusted to reflect the 2-for-1 stock split effective June 12, 1998.

2 The number of shares has been adjusted to reflect the 2-for-1 stock split effective June 12, 1998.

         (A) The Individual's employment with Carnival is terminated for cause. For purposes of this Agreement, "for cause" shall be defined as any action or inaction by the Individual which constitutes fraud, embezzlement, misappropriation, dishonesty, breach of trust, a felony or moral turpitude, as determined by its Board of Directors;

         (B) The Individual voluntarily terminates his employment with Carnival prior to attaining sixty (60) years of age unless such voluntary termination is directly related to the Individual being diagnosed with a terminal medical condition;

         (C) The Individual shall engage in competition, as more particularly described in Section 6 hereof, either (i) during the term of his employment with Carnival; (ii) following the Individual's voluntary termination of his employment with Carnival; or (iii) following Carnival's termination of the Individual's employment with Carnival either for cause, as defined in (A) above, or other than for cause; or

         (D) The Individual violates the nondisclosure provisions set forth in Section 7 hereof.

         In the event the Individual voluntarily terminates his employment either (a) following attaining the age of sixty (60) or (b) prior to attaining the age of sixty (60) as a direct result of the Individual being diagnosed with a terminal medical condition, then all unvested options and restricted stock previously granted hereunder will not be forfeited by the Individual and will continue to vest as scheduled, unless and until the Individual engages in competition in violation of Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof.

         In the event Carnival terminates the Individual's employment with Carnival for a reason other than for cause, as defined in Section 3(A) above, then, unless and until the Individual engages in competition in violation of
Section 6 hereof or violates the nondisclosure provisions set forth in Section 7 hereof, (i) each annual grant of the Stock Option Benefit shall continue to vest as scheduled; and (ii) each annual grant of the Restricted Stock Benefit shall vest and shall continue to vest in accordance with the alternative vesting schedule set forth on Exhibit B ("Alternative Vesting Schedule I").

         In the event the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival's Board of Directors or appropriate committee of the Board, has determined that the Individual's annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year, then (i) all unvested options issued hereunder shall be forfeited; (ii) each annual grant of the Restricted Stock Benefit shall be subject to the alternative vesting schedule set forth on Exhibit C ("Alternative Vesting Schedule II"); and (iii) all unvested restricted stock issued hereunder, after application of Alternative Vesting Schedule II, and all rights under this Agreement shall be forfeited. Notwithstanding the foregoing, this paragraph of Section 3 shall be null and void once the Individual attains the age of sixty (60).

         4. Intentionally Deleted.

         5. Each annual grant of the Stock Compensation Benefit is contingent on the Individual's satisfactory performance of his duties as determined by Carnival's Board of Directors or appropriate committee of the Board.

         6. The services of the Individual are unique, extraordinary and essential to the business of Carnival, particularly in view of the Individual's access to Carnival's confidential information and trade secrets. Accordingly, in consideration of the Stock Compensation Benefits payable hereunder, the Individual agrees that he will not, without the prior written approval of the Board of Directors, at anytime during the term of his employment with Carnival and (except as provided below) for five (5) years following the date on which the Individual's employment with Carnival terminates, directly or indirectly, within the United States or its territories, engage in any business activity directly or indirectly competitive with the business of Carnival, or its subsidiaries or divisions, or serve as an officer, director, owner, consultant, or employee of any organization then in competition with Carnival or any of its subsidiaries or divisions. In addition, the Individual agrees that during such five (5) year period following his employment with Carnival, he will not solicit, either directly or indirectly, any employee of Carnival, its subsidiaries or division, who was such at the time of the Individual's separation from employment hereunder. In the event that the provisions of this
Section 6 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

         Notwithstanding the foregoing, the provisions of this Section 6 shall be null and void if, prior to attaining the age of sixty (60), the Individual voluntarily terminates his employment with Carnival within 14 days of his receipt of notice that Carnival's Board of Directors or appropriate committee of the Board, has determined that the Individual's annual grant of the Restricted Stock Benefit will be reduced by more than 25% in any one year.

         7. The Individual expressly agrees and understands that Carnival owns and/or controls information and material which is not generally available to third parties and which Carnival considers confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the "Confidential Information"). The Individual hereby acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of Carnival, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to Carnival and its officers and agents other than in the ordinary course of business. The Individual hereby acknowledges that disclosure of Carnival's Confidential Information to and/or use by anyone other than in Carnival's ordinary course of business would result in irreparable and continuing damage to Carnival. Accordingly, the Individual agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of his employment with Carnival or at any time thereafter, he will not, without the prior written consent of the Board of Directors, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting Individual's duties for Carnival in the ordinary course of business. The Individual agrees to keep all such records in connection with the Individual's employment as Carnival may direct, and all such records shall be the sole and absolute property of Carnival. The Individual further agrees that, within five (5) days of Carnival's request, he shall surrender to Carnival any and all documents, memoranda, books, papers, letters, price lists, notebooks, reports, logbooks, code books, salesmen records, customer lists, activity reports, video or audio recordings, computer programs and any and all other data and information and any and all copies thereof relating to Carnival's business or any Confidential Information.

         8. Except as otherwise provide in Section 6 hereof, the restrictive covenants contained in Sections 6 and 7 herein shall survive the termination or expiration of this Agreement and any termination of the Individual's employment.

         9. Nothing herein shall be construed as conferring upon the Individual the right to continue in the employ of Carnival as an executive or in any other capacity.

         10. The Stock Compensation Benefit payable under this Agreement shall not be deemed salary or other compensation to the Individual for the purpose of computing benefits to which such Individual may be entitled under any pension or profit sharing plan or other arrangement of Carnival for the benefit of its employees.

         11. The Compensation Committee of Carnival's Board of Directors shall have the full power and authority to interpret, construe and administer this Agreement. No officer or director of Carnival shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless such action or omission is attributable to his own willful misconduct or lack of good faith.

         12. This Agreement shall not be, nor shall it be construed to constitute an employment agreement between the Individual and Carnival.

         13. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Florida and the parties agree to submit to the jurisdiction of the United States District Court for the Southern District of Florida for the resolution of any disputes arising under this Agreement.

         14. In the event that any party to this Agreement institutes suit against the other party to this Agreement to enforce any of its rights hereunder, the "prevailing party" in such action shall be entitled to recover from the other party all reasonable costs incurred in pursuing such action, including reasonable attorneys' fees. For purposes of this Agreement, "prevailing party" shall mean the party recovering judgment in the case and not being liable on any counterclaim brought in the case.

         15. This Agreement constitutes the entire agreement between Carnival and the Individual with respect to the long-term compensation of the Individual as described herein and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between Carnival and the Individual with respect to such subject matter. This Agreement may not be modified in any way, except by a written instrument executed by each of Carnival and the Individual.

         16. This Agreement shall be for the benefit of, and shall be binding upon, each of Carnival and the Individual and their respective heirs, personal representatives, legal representatives, successors and assigns.

         17. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         18. The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this Agreement nor of any other right or remedy.

         IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date first above written.

                                             CARNIVAL CORPORATION


                                             By: /s/ Howard S. Frank
                                             -----------------------
                                             Howard S. Frank
                                             Title: Vice Chairman and Chief
                                                    Operating Officer

                                             /s/ Micky Arison
                                             ----------------
                                             Micky Arison

                                    EXHIBIT A


                              CARNIVAL CORPORATION
                             1992 STOCK OPTION PLAN

                       NONQUALIFIED STOCK OPTION AGREEMENT


         Carnival Corporation, f/k/a Carnival Cruise Lines, Inc. (the "Company"), having heretofore adopted the Carnival Corporation 1992 Stock Option Plan (the "Plan") and entered into that certain Executive Long-Term Compensation Agreement effective as of January 1, 1998 between the Company and Micky Arison (the "Compensation Agreement"), hereby irrevocably grants to MICKY ARISON (the "Optionee"), effective _______________ (the "Grant Date"), the right and option (the "Option" ) to purchase One Hundred Twenty Thousand (120,000) shares of Common Stock on the following terms and conditions:

         1. Each defined term used in this Agreement and not otherwise defined herein shall have the meaning assigned to it in the Plan.

         2. This Option shall not be exercisable, in whole or in part, except as follows:

         a) Exercisable as to Twenty Four Thousand (24,000) shares of Common Stock on or after the first anniversary of the Grant Date;

         b) Exercisable as to an additional Twenty Four Thousand (24,000) shares of Common Stock on or after the second anniversary of the Grant Date;

         c) Exercisable as to an additional Twenty Four Thousand (24,000) shares of Common Stock on or after the third anniversary of the Grant Date;

         d) Exercisable as to an additional Twenty Four Thousand (24,000) shares of Common Stock on or after the fourth anniversary of the Grant Date;

         e) Exercisable as to an additional Twenty Four Thousand (24,000) shares of Common Stock on or after the fifth anniversary of the Grant Date.

         3. Notwithstanding the provisions of paragraph 2, if Optionee's employment by the Company or any Subsidiary shall terminate by reason of his death or Disability, this Option shall become immediately exercisable in full in respect of the aggregate number of shares of Common Stock covered hereby.

         4. Unless otherwise provided in the Compensation Agreement, the unexercised portion of this Option shall automatically and without notice terminate and become null and void at the time of the earliest of the following to occur:

         a) the expiration of ten (10) years from the Grant Date;

         b) the expiration of one (1) year from the date the Optionee's employment with the Company or any of its Subsidiaries shall terminate by reason of Disability; provided, however, that if the Optionee shall die during such one-year period, the provisions of subparagraph (c) below shall apply;

         c) the expiration of one (1) year from the date of the Optionee's death, if such death occurs either during employment by the Company or any of its Subsidiaries or during the one-year period described in subparagraph (b) above;

         d) the date the Company terminates the Optionee's employment with the Company or any of its Subsidiaries "for cause" (as defined in the Compensation Agreement);

         e) the date on which the Optionee voluntarily terminates his employment with the Company or any of its Subsidiaries prior to attaining sixty (60) years of age, unless such voluntary termination is directly related to the Optionee being diagnosed with a terminal medical condition; and

         f) the violation by the Optionee of noncompete and/or nondisclosure provisions set forth in Sections 6 and 7 of the Compensation Agreement.

         5. The purchase price for each of the shares of Common Stock purchased pursuant to this Option shall be ___________ and ____/100 Dollars ($______). This Option is not intended to be an "incentive stock option" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended.

         6. Unless Optionee utilizes a cashless exercise program, if available and authorized by the Company from time to time, this Option shall be deemed exercised when the Optionee (a) delivers written notice to the Company at its principal business office, directed to the attention of its Secretary, of the decision to exercise, specifying the number of shares with respect to which this Option is exercised and the price per share designated in this Option, and (b) concurrently tenders to the Company full payment for the shares of Common Stock to be purchased pursuant to such exercise. Full payment for shares of Common Stock purchased by the Optionee shall be made at the time of any exercise, in whole or in part, of this Option, and certificates for such shares shall be delivered to the Optionee as soon thereafter as is reasonably possible. No shares of Common Stock shall be transferred to the Optionee until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder with respect to any shares of Common Stock subject to this Option until a certificate for such shares shall have been issued and delivered to the Optionee. Such payment shall be made in cash or by check or money order payable to the Company, in each case payable in U.S. Currency. (In the Committee's discretion, such payment may be made by delivery of shares of Common Stock having a fair market value [determined as of the date this Option is so exercised in whole or in part] that, when added to the value of any cash, check, promissory note or money order satisfying the foregoing requirements, will equal the aggregate purchase price.)

         7. This Option and the rights evidenced hereby are not transferable in any manner other than by will or by the laws of descent and distribution and during the Optionee's lifetime shall be exercisable only by the Optionee (or the Optionee's court-appointed legal representative).

         8. The Company's obligation to deliver shares of Common Stock upon the exercise of this Option shall be subject to all applicable federal, state and local withholding requirements, including the payment by the Optionee of any applicable federal, state and local withholding tax. The Company may withhold delivery of shares of Common Stock until the Optionee pays to the Company the amount of tax it is required to withhold under any applicable law. If the Optionee fails to remit to the Company such tax, the Company may sell such portion of the shares of Common Stock as are sufficient to satisfy the Company's obligation to withhold such tax.

         9. The Company's obligation to deliver shares of Common Stock in respect of this Option shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agency as may be required.

         10. The Optionee, by his acceptance hereof, represents and warrants to the Company that his purchase of shares of Common Stock upon the exercise of this Option shall be for investment and not with a view to, or for sale in connection with, the distribution of any part thereof; provided, however, that this representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, and any applicable state "blue sky" or other securities laws or is exempt from registration thereunder. The Company will endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares of Common Stock issued or transferred to the Optionee upon the exercise of this Option.

         11. This Agreement shall be subject to all the terms and provisions of the Plan and the Compensation Agreement, which are incorporated by reference herein and are made a part hereof, including without limitation the provisions of paragraph 13 of the Plan generally relating to adjustments to the number of shares of Common Stock subject to this Option and to the Option purchase price on certain changes in capitalization and the effects of certain reorganizations and other transactions. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. By entering into this Agreement, the Optionee agrees and acknowledges his receipt of a copy of the Plan.

         12. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the Company has caused these presents to be signed by its duly authorized officer as of the _____ day of January, _____.


         CARNIVAL CORPORATION


         By: /s/ Howard S. Frank
         -----------------------
         Howard S. Frank
         Title: Vice Chairman and Chief Operating Officer


ACCEPTED AND AGREED THIS _____
DAY OF JANUARY, ______.


------------------------------
Micky Arison
Optionee

                                    EXHIBIT B

                         ALTERNATIVE VESTING SCHEDULE I

1. Vest as to 20% of the Restricted Stock Benefit on the first anniversary of the grant date thereof;

2. Vest as to 40% of the Restricted Stock Benefit on the second anniversary of the grant date thereof;

3. Vest as to 60% of the Restricted Stock Benefit on the third anniversary of the grant date thereof;

4. Vest as to 80% of the Restricted Stock Benefit on the fourth anniversary of the grant date thereof; and

5. Vest as to 100% of the Restricted Stock Benefit on the fifth anniversary of the grant date thereof.

                                    EXHIBIT C

                         ALTERNATIVE VESTING SCHEDULE II


1. Vested as to 0% of the Restricted Stock Benefit if termination occurs between the grant date and the first anniversary of the grant date thereof;

2. Vested as to 20% of the Restricted Stock Benefit if termination occurs between the first and second anniversaries of the grant date thereof;

3. Vested as to 40% of the Restricted Stock Benefit if termination occurs between the second and third anniversaries of the grant date thereof;

4. Vested as to 60% of the Restricted Stock Benefit if termination occurs between the third and fourth anniversaries of the grant date thereof;

5. Vested as to 80% of the Restricted Stock Benefit if termination occurs between fourth and fifth anniversaries of the grant date thereof; and

6. Vested as to 100% of the Restricted Stock Benefit if termination occurs after the fifth anniversary of the grant date thereof.

                                        9